Exhibit 5.2
[Letterhead of Gibson, Dunn & Crutcher LLP]
February 8, 2010

212-351-4000	C 19398-00011

212-351-4035
Coeur d’Alene Mines Corporation
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814
Re:	Coeur d’Alene Mines Corporation Senior Term Notes due December 31, 2012 Common Stock
Ladies and Gentlemen :
We have examined the registration statement on Form S-3 (File No. 333-161617) of Coeur d’Alene Mines Corporation, an Idaho corporation (the “Company”), as supplemented by the prospectus supplement filed on February 5, 2010, each filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of $100 million principal amount of its Senior Term Notes due December 31, 2012 (the “Notes”) and shares of its common stock, par value $0.01 per share. The Notes have been issued pursuant to an Indenture, dated as of February 5, 2010 (the “Original Indenture”), by and between the Company and The Bank of New York Mellon, as trustee, as supplemented by a supplemental indenture, dated February 5, 2010 (the Original Indenture, as supplemented, the “Indenture”).
In arriving at the opinions expressed below, we have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and

Coeur d’Alene Mines Corporation
February 8, 2010

of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the receipt of requisite consideration for the Notes.
We are not admitted or qualified to practice law in Idaho. Therefore, we have relied upon the opinion of Kelli Kast, Esq., General Counsel to the Company, filed as an exhibit to the Company’s Current Report on Form 8-K, with respect to matters governed by the laws of Idaho.
Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that, with respect to the Notes issued February 5, 2010, assuming the Original Indenture and the Supplemental Indenture have been duly authorized and validly executed and delivered by the Company and the trustee thereunder and assuming the Notes have been authenticated in accordance with the terms of the Indenture, the Notes constitute legal, valid and binding obligations of the Company.
We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and the United States of America. This opinion is limited to the effect of the current state of the laws of the State of New York and the United States of America and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.
The opinion set forth above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors generally, including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.
We consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ Gibson, Dunn & Crutcher LLP